UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2024

Illumina, Inc.

(Exact name of registrant as specified in its charter)

001-35406

(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122

(Address of principal executive offices) (Zip code)

(858) 202-4500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ILMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Credit Agreement

On June 17, 2024, Illumina, Inc. (“Illumina” or the “Company”) entered into a 364-day delayed draw credit agreement (the “Credit Agreement”) among the Company, as the borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The Credit Agreement provides for a senior unsecured term loan credit facility in an aggregate principal amount of up to $750 million (the “Credit Facility”) which can be drawn on a delayed draw basis at any time prior to the earliest of (i) the termination of the definitive agreement in respect of the GRAIL Transactions (as defined below), (ii) the consummation of the GRAIL Transactions without the funding of the Credit Facility, (iii) May 5, 2025, if the GRAIL Transactions have not occurred prior to such date, and (iv) the date on which the Company notifies the Administrative Agent that it is terminating the commitments under the Credit Facility, for a 364-day term. Any loans under the Credit Facility will have a variable interest rate based on either the term secured overnight financing rate or the alternate base rate, plus an applicable rate that varies with the Company’s debt rating and, in the case of loans bearing interest based on the term secured overnight financing rate, a credit spread adjustment equal to 0.10% per annum. The current borrowing rate under the Credit Facility is approximately 6.70%.

The proceeds of the loans under the Credit Facility may be used to fund cash to the balance sheet of GRAIL, LLC (“GRAIL”), in connection with the Company’s planned divestment of GRAIL (the “GRAIL Transactions”).

The Credit Agreement contains financial and operating covenants. The financial covenant provides for a maximum total leverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries and (iii) certain fundamental changes and the disposition of assets by the Company and its subsidiaries. The Credit Agreement contains other customary covenants, representations and warranties, and events of default.

Amounts borrowed under the Credit Facility may be prepaid, and the commitments under the Credit Facility may be terminated by the Company, at any time without premium or penalty (other than customary breakage costs). As of the date of this report, no borrowings were outstanding under the Credit Facility. The Credit Facility is expected to be drawn in full on June 20, 2024, and therefore the Credit Facility is expected to mature, and all amounts outstanding thereunder would become due and payable in full, on June 19, 2025.

The foregoing summary of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation of the Company.

Item 9.01.	Exhibits.

Exhibit Number	Description of Exhibit

10.1	364-Day Delayed Draw Credit Agreement, dated as of June 17, 2024, among the Company, as the borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2024

ILLUMINA, INC.,

By	/s/ Ankur Dhingra
Name:	Ankur Dhingra
Title:	Chief Financial Officer